Exhibit 99.1

Company Press Release

August 6, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2020 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 11, 2020.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•	Sales increased 5.1% to $1.026 billion, reflecting the continued impact of the COVID-19 pandemic.

•	Diluted EPS increased by $0.02 to $0.27.

•	Adjusted diluted EPS(1) increased by $0.08 to $0.33.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“I am pleased to report a record quarter in which we executed well and capitalized on the strong demand for our leading brands,” said Ryals McMullian, Flowers Foods’ president and CEO. “Our team continued to perform admirably in challenging circumstances, and I am grateful for their dedication and commitment. Their hard work combined with the flexibility of our bakery network have enabled us to continue serving our markets uninterrupted throughout the COVID-19 pandemic.”

McMullian added, “A key driver of our strong performance was the mix shift to branded retail products, which allowed us to leverage costs and increase margins. The COVID-19 pandemic was a significant driver of that shift this quarter, and we are actively working to maintain and expand that favorable mix going forward through our portfolio optimization initiatives.”

McMullian continued, “Looking to the second half of 2020, we are balancing the higher demand and positive mix shift with the increased costs and uncertainty caused by this new environment. We remain committed to our portfolio and supply chain optimization initiatives and our expectation to deliver approximately $10 million to $20 million of savings this year. As part of our ongoing efforts to streamline operations, and to ensure we have the right resources in place to sustain long-term growth, we announced an organizational restructuring in July to further reduce the complexity of our business, improve margins, and ultimately unleash the full potential of our brands and innovation efforts. By continuing to strengthen our powerful brands, we expect to expand their market leading share positions and better-utilize our supply chain network with the goal of driving strong shareholder returns over the long-term.”

Revised Guidance:

For the 53-week fiscal 2020 the company expects

•	Sales in the range of approximately $4.290 billion to $4.330 billion, representing growth of approximately 4.0% to 5.0%.

•	Diluted EPS in the range of approximately $0.66 to $0.76.

•	Adjusted diluted EPS in the range of approximately $1.15 to $1.25, adjusted for items affecting comparability, representing growth of approximately 19.8% to 30.2%.

The company’s outlook includes the following assumptions:

•	Portfolio and supply chain optimization benefit of $10 million to $20 million

•	Depreciation and amortization in the range of $145 million to $150 million

•	Net interest expense of approximately $11 million

•	An effective tax rate of approximately 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 212.5 million shares

•	Capital expenditures for the year in the range of $85 million to $95 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Weeks Ended
	Jul. 11, 2020	Jul. 13, 2019
Net income per diluted common share	$0.27	$0.25
Restructuring and related impairment charges	0.04	0.01
Project Centennial consulting costs	0.02	—
Legal settlements (recovery)	—	(0.01)
Executive retirement agreement	—	NM

Adjusted net income per diluted common share	$0.33	$0.25

NM - Not Meaningful

Certain amounts may not compute due to rounding.

Consolidated Second Quarter 2020 Results

Compared to the prior year second quarter where applicable

•	Sales increased 5.1% to $1.026 billion.

•	Percentage point change in sales attributed to:

○	Pricing/mix: 8.4%

○	Volume: -3.3%

•

Branded retail sales increased $103.6 million, or 17.7%, to $689.5 million, store branded retail sales decreased $17.7 million, or 10.9%, to $145.2 million, while non-retail and other sales decreased $35.8 million, or 15.8%, to $191.2 million.

•	Branded retail sales increased due to the impact of the COVID-19 pandemic, new product introductions, reduced promotional activity, and a reduction in product returns.

•	Store branded retail sales decreased primarily due to lost breakfast bread business and volume declines for other store branded products as consumer purchasing shifted to more branded retail products.

•	Non-retail and other sales declined primarily due to the impact of the pandemic on foodservice customers.

•	Net income increased 9.1% to $57.9 million. Adjusted net income increased 31.5% to $70.0 million.

•	Adjusted EBITDA increased 21.4% to $128.5 million, representing 12.5% of sales, a 170-basis point increase.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 49.3% of sales, a 280-basis point decrease. These costs were lower as a percentage of sales due to positive shifts in mix from non-retail and store branded retail products to branded retail products. Ingredient and packaging costs declined due to the mix shift and lower product returns. Partially offsetting the lower costs were $1.5 million of start-up costs incurred with the ongoing conversion of our Lynchburg, Virginia facility to an organic bakery, which were largely workforce related.

•

Selling, distribution and administrative (SD&A) expenses were 38.7% of sales, a 190-basis point increase. Excluding matters affecting comparability, adjusted SD&A expenses were 38.1% of sales, a 110-basis point increase. Higher employee incentive costs, an increase in distributor distribution fees due to a shift in product mix, and consulting costs related to Project Centennial were the primary drivers of the increased costs. Partially offsetting the higher costs were lower logistics expenses related to the product mix shift.

•	Depreciation and amortization (D&A) expenses were $33.2 million, 3.2% of sales, a 20-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date through the second quarter of fiscal 2020, cash flow from operating activities increased by $67.7 million to $275.8 million, capital expenditures decreased by $0.8 million to $46.6 million, and dividends paid increased by $3.0 million to $82.6 million. To ensure liquidity, out of an abundance of caution, total indebtedness increased by $142.5 million year-to-date through the second quarter.

There remain 6.2 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Investor Webcast

Flowers Foods will hold an investor update webcast to discuss its second quarter results, strategic priorities, and long-term targets at 8:00 a.m. (ET) on August 7, 2020. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations and the ultimate impact of the novel strain of coronavirus (COVID-19) pandemic on our business, results of operations and financial condition, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) the ultimate impact of the COVID-19 pandemic and measures taken in response thereto, including, among other things, temporary or ongoing bakery closures, on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (b) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) energy and raw material costs and availability and hedging and counterparty risk, (h) our ability to fully integrate recent acquisitions into our business, (i) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (j) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (k) consolidation within the baking industry and related industries, (l) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) product recalls or safety concerns related to our products, and (o) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA earnings before interest, taxes, depreciation and amortization. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 11, 2020	December 28, 2019
Assets
Cash and Cash Equivalents	$299,562	$11,044
Other Current Assets	521,699	515,165
Property, Plant & Equipment, net	697,127	717,822
Right-of-Use Leases, net	374,723	399,302
Distributor Notes Receivable (1)	215,751	226,348
Other Assets	14,565	12,644
Cost in Excess of Net Tangible Assets, net	1,275,367	1,295,451

Total Assets	$3,398,794	$3,177,776

Liabilities and Stockholders’ Equity
Current Liabilities	$478,375	$463,431
Long-term Debt (2)	1,009,596	866,508
Right-of-Use Lease Liabilities (3)	384,226	404,503
Other Liabilities	190,109	179,904
Stockholders’ Equity	1,336,488	1,263,430

Total Liabilities and Stockholders’ Equity	$3,398,794	$3,177,776

(1)	Includes current portion of $28,211 and $27,709, respectively.
(2)	Includes current portion of $0 and $3,730, respectively.
(3)	Includes current portion of $59,701 and $60,982, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week Period	For the 28 Week	For the 28 Week Period
	Period Ended	Ended	Period Ended	Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Sales	$1,025,861	$975,759	$2,375,305	$2,239,654
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	506,033	508,552	1,176,906	1,160,693
Selling, distribution and administrative expenses	396,904	359,497	918,939	835,546
Recovery on inferior ingredients	—	—	—	(413)
Restructuring and related impairment charges	10,535	2,047	10,535	2,765
Depreciation and amortization expense	33,180	33,329	77,843	78,148

Income from operations	79,209	72,334	191,082	162,915
Other pension (benefit) cost	(72)	519	71	1,211
Pension plan settlement and curtailment loss	—	—	116,207	—
Interest expense, net	2,869	2,769	6,183	6,593

Income before income taxes	76,412	69,046	68,621	155,111
Income tax expense	18,493	15,951	16,474	36,150

Net income	$57,919	$53,095	$52,147	$118,961

Net income per diluted common share	$0.27	$0.25	$0.25	$0.56

Diluted weighted average shares outstanding	212,284	211,957	212,192	211,924

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 12 Week Period	For the 28 Week	For the 28 Week Period
	Period Ended	Ended	Period Ended	Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Cash flows from operating activities:
Net income	$57,919	$53,095	$52,147	$118,961
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	49,862	42,792	193,513	97,569
Changes in assets and liabilities and pension contributions	61,828	15,992	30,134	(8,473)

Net cash provided by operating activities	169,609	111,879	275,794	208,057

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,894)	(26,651)	(46,594)	(47,412)
Proceeds from sale of property, plant and equipment	590	308	1,452	543
Other	5,342	989	9,363	1,125

Net cash disbursed for investing activities	(18,962)	(25,354)	(35,779)	(45,744)

Cash flows from financing activities:
Dividends paid	(42,342)	(40,314)	(82,628)	(79,610)
Payment of contingent consideration	—	—	(4,700)	—
Stock repurchases	—	—	(783)	(7,054)
Net change in debt borrowings	(61,250)	(46,250)	142,500	(86,750)
Payments on financing leases	(1,720)	(1,431)	(3,900)	(3,303)
Other	1,544	(345)	(1,986)	(1,133)

Net cash provided by (disbursed for) financing activities	(103,768)	(88,340)	48,503	(177,850)

Net increase (decrease) in cash and cash equivalents	46,879	(1,815)	288,518	(15,537)
Cash and cash equivalents at beginning of period	252,683	11,584	11,044	25,306

Cash and cash equivalents at end of period	$299,562	$9,769	$299,562	$9,769

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

	For the 12 Week	For the 12 Week Period
Sales by Sales Class	Period Ended	Ended
	July 11, 2020	July 13, 2019	$ Change	% Change
Branded Retail	$689,481	$585,886	$103,595	17.7%
Store Branded Retail	145,160	162,843	(17,683)	-10.9%
Non-Retail and Other	191,220	227,030	(35,810)	-15.8%

Total Sales	$1,025,861	$975,759	$50,102	5.1%

	For the 28 Week	For the 28 Week Period
Sales by Sales Class	Period Ended	Ended
	July 11, 2020	July 13, 2019	$ Change	% Change
Branded Retail	$1,579,811	$1,343,338	$236,473	17.6%
Store Branded Retail	335,352	353,896	(18,544)	-5.2%
Non-Retail and Other	460,142	542,420	(82,278)	-15.2%

Total Sales	$2,375,305	$2,239,654	$135,651	6.1%

Sales Bridge
		Net	Total
For the 12 Week Period Ended July 11, 2020	Volume	Price/Mix	Sales Change
Flowers Foods	-3.3%	8.4%	5.1%

Sales Bridge
		Net	Total
For the 28 Week Period Ended July 11, 2020	Volume	Price/Mix	Sales Change
Flowers Foods	-1.1%	7.2%	6.1%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Net income per diluted common share	$0.27	$0.25	$0.25	$0.56
Recovery on inferior ingredients	—	—	—	NM
Restructuring and related impairment charges	0.04	0.01	0.04	0.01
Project Centennial consulting costs	0.02	—	0.03	—
Legal settlements	—	(0.01)	0.01	NM
Executive retirement agreement	—	NM	—	NM
Canyon acquisition costs	—	—	—	NM
Pension plan settlement and curtailment loss	—	—	0.41	—
Other pension plan termination costs	—	—	NM	—

Adjusted net income per diluted common share	$0.33	$0.25	$0.74	$0.57

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Sales	$1,025,861	$975,759	$2,375,305	$2,239,654
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	506,033	508,552	1,176,906	1,160,693

Gross Margin excluding depreciation and amortization	519,828	467,207	1,198,399	1,078,961
Less depreciation and amortization for production activities	18,113	18,590	42,371	43,568

Gross Margin	$501,715	$448,617	$1,156,028	$1,035,393

Depreciation and amortization for production activities	$18,113	$18,590	$42,371	$43,568
Depreciation and amortization for selling, distribution and administrative activities	15,067	14,739	35,472	34,580

Total depreciation and amortization	$33,180	$33,329	$77,843	$78,148

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Selling, distribution and administrative expenses (SD&A)	$396,904	$359,497	$918,939	$835,546
Project Centennial consulting costs	(5,584)	—	(8,976)	—
Legal (settlements) recovery	—	1,286	(3,220)	1,136
Executive retirement agreement	—	568	—	(763)
Canyon acquisition costs	—	—	—	(22)
Other pension plan termination costs	—	—	(133)	—

Adjusted SD&A	$391,320	$361,351	$906,610	$835,897

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Net income	$57,919	$53,095	$52,147	$118,961
Income tax expense	18,493	15,951	16,474	36,150
Interest expense, net	2,869	2,769	6,183	6,593
Depreciation and amortization	33,180	33,329	77,843	78,148

EBITDA	112,461	105,144	152,647	239,852
Other pension cost	(72)	519	71	1,211
Pension plan settlement and curtailment loss	—	—	116,207	—
Other pension plan termination costs	—	—	133	—
Recovery on inferior ingredients	—	—	—	(413)
Restructuring and related impairment charges	10,535	2,047	10,535	2,765
Project Centennial consulting costs	5,584	—	8,976	—
Legal settlements (recovery)	—	(1,286)	3,220	(1,136)
Executive retirement agreement	—	(568)	—	763
Canyon acquisition costs	—	—	—	22

Adjusted EBITDA	$128,508	$105,856	$291,789	$243,064

Sales	$1,025,861	$975,759	$2,375,305	$2,239,654
Adjusted EBITDA margin	12.5%	10.8%	12.3%	10.9%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Income tax expense	$18,493	$15,951	$16,474	$36,150
Tax impact of:
Recovery on inferior ingredients	—	—	—	(104)
Restructuring and related impairment charges	2,634	517	2,634	698
Project Centennial consulting costs	1,396	—	2,244	—
Legal (recovery) settlements	—	(325)	805	(287)
Executive retirement agreement	—	(143)	—	193
Canyon acquisition costs	—	—	—	6
Pension plan settlement and curtailment loss	—	—	29,052	—
Other pension plan termination costs	—	—	33	—

Adjusted income tax expense	$22,523	$16,000	$51,242	$36,656

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Net income	$57,919	$53,095	$52,147	$118,961
Recovery on inferior ingredients	—	—	—	(309)
Restructuring and related impairment charges	7,901	1,530	7,901	2,067
Project Centennial consulting costs	4,188	—	6,732	—
Legal (recovery) settlements	—	(961)	2,415	(849)
Executive retirement agreement	—	(425)	—	570
Canyon acquisition costs	—	—	—	16
Pension plan settlement and curtailment loss	—	—	87,155	—
Other pension plan termination costs	—	—	100	—

Adjusted net income	$70,008	$53,239	$156,450	$120,456

	Reconciliation of Earnings per Share - Full Year Fiscal 2020 Guidance
	Range Estimate
Net income per diluted common share	$0.66	to	$0.76
Restructuring and related impairment charges	0.04		0.04
Project Centennial consulting costs	0.03		0.03
Legal settlements	0.01		0.01
Pension plan settlement and curtailment loss	0.41		0.41
Other pension plan termination costs	NM		NM

Adjusted net income per diluted common share	$1.15	to	$1.25

Certain amounts may not add due to rounding.